Exhibit 99.2

INDUCEMENT AWARD -- NASDAQ RULE 5635(C)(4)

LSI INDUSTRIES INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

LSI INDUSTRIES INC. (the “Company”), pursuant to the 2019 Omnibus Award Plan, as amended from time to time (the “Plan”), hereby grants you (the “Participant”), on __, 2024 (the “Grant Date”) a forfeitable Restricted Stock Unit Award (the “Restricted Unit Award”) representing the right to receive shares of Company common stock, no par value per share (“Common Stock”), subject to the restrictions, terms and conditions herein.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Restricted Stock Unit Award Agreement (the “Agreement”); and

WHEREAS, the Company intends that the Restricted Unit Award provided for herein shall satisfy the conditions of Nasdaq Listing Rule 5635(c)(4) as an inducement award such that the award shall not decrease the shares of Common Stock available for issuance under the 2019 Omnibus Award Plan (as may be amended from time to time, the “Plan”) even though the award of Restricted Units shall be otherwise governed by the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.            Terms and Conditions.

(a)    Grant; Vesting.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant as of the Grant Date, a total of _________ restricted stock units (“Restricted Units”) which shall be credited in a book entry account established for the Participant until payment in accordance with Section 1(d). Subject to the other terms and conditions contained in this Agreement and the Plan, the restrictions on the Restricted Units shall lapse two years after the Grant Date (the “Restricted Period”). Such date on which such restrictions lapse shall be the “Vesting Date.” Restricted Units that have not yet vested pursuant to Section 1(a) shall be forfeited automatically without further action or notice if the Participant ceases to be employed by the Company for any reason (including, without limitation, death, Disability or retirement) other than as provided below.

(b)    Change in Control. Notwithstanding anything to the contrary in Section 1, in the event of a Change in Control, unless the successor company, or a parent of the successor company in the Change in Control agrees to assume, replace, or substitute unvested portion of the Restricted Unit Award granted hereunder (as of the consummation of such Change in Control) with Restricted Units on substantially identical terms, as determined by the Committee, if the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated within twelve (12) months following a Change in Control either (x) by the Company or its Affiliates (or any successor thereto) without Cause or (y) by the Participant with Good Reason, the Restricted Units granted hereunder shall vest in full as of the date of such termination. As used herein, “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Participant’s authority, duties or responsibilities or change in title or change in reporting relationship; (ii) a material diminution in the Participant’s annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time; (iii) a material diminution in the budget over which the Participant retains authority; (iv) the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit or reimbursement plan, agreement or arrangement of the Company to which the Participant is a party or in which the Participant participates; (v) the relocation of the Participant’s principal place of employment to a location which increases the Participant’s one−way commuting distance by more than 50 miles, or the Company’s requiring the Participant to travel on business other than to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control; (vi) a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Participant for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or (vii) the Company fails to obtain the assumption of this Agreement pursuant to this Section. If the Participant does not terminate his employment within 60 days after the first occurrence of the circumstances giving rise to Good Reason, then the Participant will be deemed to have waived such right to terminate for Good Reason with respect to such circumstances.

(c)    Payment; Share Ownership; Dividend Equivalents. The Company shall settle as soon as administratively possible after the applicable Vesting Date, any vested portion of the Restricted Unit Award by the payment to the Participant of one share of Common Stock (a “Share”) for each vested Restricted Unit, subject to any applicable tax withholding requirements. If the Participant is deemed a Specified Employee at the time of the Vesting Date, then such payment will be delayed until the earlier of the date that is six months following the Vesting Date and the Participant’s death. At no time prior to such Vesting Date shall the Participant be deemed for any purpose to be the owner of shares of Common Stock in connection with a Restricted Unit Award and the Participant shall have no right prior to applicable Vesting Date to vote Shares in respect of the Restricted Unit Award.  However, the Participant shall possess dividend equivalent payment rights with respect to the Restricted Units granted pursuant to this Agreement as of the Grant Date.  Any dividend equivalent payment on the Restricted Units shall be based on the number of Restricted Units credited to the Participant as of the dividend record date and such credited dividend equivalent payment amount shall be paid in accordance with quarterly dividend declarations by the Board of Directors on the Common Stock. The Participant will not have any rights of a shareholder of the Company with respect to the Restricted Units until the delivery of the underlying Shares.  The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor.  No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(d)    Forfeiture.  Except as otherwise determined by the Committee in its sole discretion or as set forth in Section 1, any unvested portion of Restricted Unit Awards shall be forfeited without consideration to the Participant upon the Participant’s termination of employment with the Company or its Affiliates for any reason.

2.            Employment Agreement; Clawback; Incorporation by Reference.

(a)    Employment Agreement.  This Restricted Unit Award is conditioned upon the Participant’s agreement to this Agreement and compliance with his April 18, 2024 employment agreement with EMI Acquisition Company Inc. (the “Employment Agreement”).

(b)    Clawback/Forfeiture.  Notwithstanding anything to the contrary contained herein, the Restricted Unit Award may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Affiliate, including without limitation, the Employment Agreement.  If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit the amount of Shares paid in respect of the Restricted Unit Award, including, without limitation, any and all Shares and dividend equivalents, and repay such to the Company.

(c)    Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of this Agreement shall control. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Unit Award. The number and kind of Shares deliverable pursuant to the Restricted Unit Award are subject to adjustment as provided in Section 12 of the Plan.

3.            Compliance with Legal Requirements.  The granting and delivery of Restricted Unit Award, as applicable, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

4.            Transferability.  No Restricted Unit Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.            Miscellaneous.

(a)    Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b)    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)    No Right to Employment.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever.  Although over the course of employment terms and conditions of employment may change, the at-will term of employment of the Participant will not change.

(d)    Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e)    Relation to Other Benefits.  Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

(f)    Taxes and Withholding.  To the extent that the Company is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Units or dividend equivalent payments thereon pursuant to this Agreement, it shall be a condition to earning the award that the Participant make arrangements satisfactory to the Company for payment of such taxes required to be withheld.  The Committee may, in its sole discretion, require the Participant to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Participant hereunder, and the Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender or in such other reasonable manner as determined by the Company.

(g)    Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant's consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

(h)    Section 409A of the Code.  It is intended that the Restricted Units shall be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The terms of this Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the Restricted Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code.

(i)    Entire Agreement.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

(j)    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Ohio. Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

(k)    Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

LSI INDUSTRIES INC. By:______________________ Name: Title: PARTICIPANT _________________________ Name:

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